Exhibit 99.2

$100,000	Haifa, Israel September 18, 2020

6% NOTE DUE DECEMBER 31, 2021

FOR VALUE RECEIVED, MR LIGHT HOUSE LTD a private Israeli Company Number 515263523 – owner and operator of https://www.youtoo.co.il (the “Company”), hereby promises to pay to the order of GBT Technologies, Inc., the principal amount of Hundred Thousand dollars ($100,000) on December 31, 2021 (“Maturity Date”). Interest on the outstanding principal balance shall be paid at the rate of six percent (6%) per annum, payable on the Maturity Date. Accrued interest shall also be payable at such time as any payment of principal of this Note is made. Interest shall be computed on the basis of a 360-day year, using the number of days actually elapsed.

ARTICLE 1.

Events of Default and Acceleration

(a) Events of Default Defined. The entire unpaid principal amount of this Note, together with interest thereon shall, on written notice to the Company given by the Holders of this Note, forthwith become and be due and payable if any one or more the following events (“Events of Default”) shall have occurred (for any reason whatsoever and whether such happening shall be voluntary or involuntary or be affected or come about by operation of law pursuant to or in compliance with any judgment, decree, or order of any court or any order, rule or regulation of any administrative or governmental body) and be continuing. An Event of Default shall occur:

(i) if failure shall be made in the payment of the principal when and as the same shall become due and such failure shall continue for a period of five (5) business days after such payment is due; or

(ii) if failure shall be made in the payment of any installment of interest any of the Notes when and as the same shall become due and payable whether at maturity or otherwise and such failure shall continue for ten (10) days after the date such payment is due; or

(iii) if the Company shall violate or breach any of the representations, warranties and covenants contained in the Note and such violation or breach shall continue for thirty (30) days after written notice of such breach shall been received by the Company from the holder of the Note; or

(iv) if the Company shall consent to the appointment of a receiver, trustee or liquidator of itself or of a substantial part of its property, or shall admit in writing its inability to pay its debts generally as they become due, or shall make a general assignment for the benefit of creditors, or shall file a voluntary petition in bankruptcy, or an answer seeking reorganization in a proceeding under any bankruptcy law (as now or hereafter in effect) or an answer admitting the material allegations of a petition filed against the Company, in any such proceeding, or shall by voluntary petition, answer or consent, seek relief under the provisions of any other now existing or future bankruptcy or other similar law providing for the reorganization or winding up of corporations, or an arrangement, composition, extension or adjustment with its or their creditors, or shall, in a petition in bankruptcy filed against it or them be adjudicated a bankrupt, or the Company or their directors or a majority of its stockholders shall vote to dissolve or liquidate the Company other than a liquidation involving a transfer of assets from a Subsidiary to the Company; or

(v) if an involuntary petition shall be filed against the Company seeking relief against the Company under any now existing or future bankruptcy, insolvency or other similar law providing for the reorganization or winding up of corporations, or an arrangement, composition, extension or adjustment with its or their creditors, and such petition shall not be vacated or set aside within ninety (90) days from the filing thereof; or

(vi) if a court of competent jurisdiction shall enter an order, judgment or decree appointing, without consent of the Company, a receiver, trustee or liquidator of the Company, or of all or any substantial part of the property of the Company, or approving a petition filed against the Company or any Material Subsidiary seeking a reorganization or arrangement of the Company or any Material Subsidiary under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any State thereof, or any substantial part of the property of the Company shall be sequestered; and such order, judgment or decree shall not be vacated or set aside within ninety (90) days from the date of the entry thereof.

(b) Rights of Note Holder. Nothing in this Note shall be construed to modify, amend or limit in any way the right of the holder of this Note to bring an action against the Company.

ARTICLE 2.

VOID

ARTICLE 3.

Miscellaneous

(a) Transferability. This Note shall be transferred to the Company wholly owned subsidiary and maker give its consent for such a transfer. The Company shall treat as the owner of this Note the person shown as the owner on its books and records.

(b) WAIVER OF TRIAL BY JURY. IN ANY LEGAL PROCEEDING TO ENFORCE PAYMENT OF THIS NOTE, THE COMPANY WAIVES TRIAL BY JURY.

(c) WAIVER OF ANY RIGHT OF COUNTERCLAIM. EXCEPT AS PROHIBITED BY LAW, THE COMPANY HEREBY WAIVES ANY RIGHT TO ASSERT ANY CLAIM IT MAY HAVE AGAINST THE HOLDER OF THIS NOTE BY WAY OF A COUNTERCLAIM (OTHER THAN A COMPULSORY COUNTERCLAIM) IN ANY ACTION ON THIS NOTE.

(d) Usury Saving Provision. All payment obligations arising under this Note are subject to the express condition that at no time shall the Company be obligated or required to pay interest at a rate which could subject the holder of this Note to either civil or criminal liability as a result of being in excess of the maximum rate which the Company is permitted by law to contract or agree to pay. If by the terms of this Note, the Company is at any time required or obligated to pay interest at a rate in excess of such maximum rate, the applicable rate of interest shall be deemed to be immediately reduced to such maximum rate, and interest thus payable shall be computed at such maximum rate, and the portion of all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of principal.

(e) Governing Law. This Note shall be governed by the laws of the State of California applicable to agreements executed and to be performed wholly within such State. The Company hereby (i) consents to the exclusive jurisdiction of the state and federal courts located in Los Angeles, California in any action relating to or arising out of this Note, (ii) agrees that any process in any such action may be served upon it, in addition to any other method of service permitted by law, by certified or registered mail, return receipt requested, or by an overnight courier service which obtains evidence of delivery, with the same full force and effect as if personally served upon him in California City, and (iii) waives any claim that the jurisdiction of any such tribunal is not a convenient forum for any such action and any defense of lack of in personal jurisdiction with respect thereto.

(f) Expenses. In the event that the Holder commences a legal proceeding in order to enforce its rights under this Note, the Company shall pay all reasonable legal fees and expenses incurred by the holder with respect thereto.

IN WITNESS WHEREOF, the Company has executed this Note as of the date and year first aforesaid.

MR LIGHT HOUSE LTD.

By:
Moshe Har Adir, CEO & Director

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